-----------       No. 18B
                                        U.S. SECURITIES AND EXCHANGE COMMISSION                                 --------------------
  FORM 3                                         Washington, D.C. 20549                                             OMB APPROVAL
-----------                                                                                                     --------------------
                              INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                           OMB Number:
                                                                                                                3235-0104
                                                                                                                Expires: September
                                                                                                                30, 1998
                                                                                                                Estimated average
                 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section                burden hours per
                 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the                response.......0.5
                                         Investment Company Act of 1940                                         --------------------
(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*  2. Date of Event Requiring  4. Issuer Name and Ticker
                                             Statement                   or Trading Symbol

         Chesapeake Corporation              (Month/Date/Year)           Shorewood Packaging
                                                                         Corporation (NYSE/"SWD")
----------------------------------------                              --------------------------------------------------------------
     (Last)       (First)      (Middle)                               5. Relationship of Reporting              6. If Amendment,
                                                  11/26/99               Person to Issuer                          Date of
                                                                         (Check all applicable)                    Original
                                                                                                                   (Month/Day/Year)
                                          --------------------------                                            --------------------
                                          3. IRS or Social Security      ___  Director        X  10% Owner      7. Individual or
                                             Number of Reporting                             ---                   Joint/Group
         1021 East Cary Street               Person                      ___  Officer (give  ___ Other (specify    Filing (Check
----------------------------------------     (Voluntary)                              title             below)     applicable line)
                 (Street)                                                             below)
                                               54-0166880                                                          ___  Form filed
                                                                                                                        by One
                                                                                                                        Reporting
                                                                                                                        Person
                                                                                                                    X   Form filed
                                                                                                                   ---  by More
   Richmond         VA     23218-2350                                                                                   than One
----------------------------------------                                               -----------                      Reporting
    (City)        (State)     (Zip)                                                                                     Person
                                           -----------------------------------------------------------------------------------------
                                                               Table I -- Non-Derivative Securities Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                               2. Amount of Securities         3. Ownership Form:  4. Nature of Indirect
   (Instr. 4)                                         Beneficially Owned              Direct (D) or       Beneficial Ownership
                                                       (Instr. 4)                      Indirect (I)        (Instr. 5)
                                                                                       (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------
 Common stock, $0.01 par value per share                      4,106,440                  D                        (1)
------------------------------------------------------------------------------------------------------------------------------------
 Common stock, $0.01 par value per share                            100                  I                        (2)
------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

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

 Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. *If the Form is filed by more than one Reporting Person, see instruction 5(b)(v).

FORM 3 (continued)       Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible
 No. 18B                                                           securities)
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative Security   2. Date Exer-    3. Title and Amount of      4. Conver-   5. Ownership   6. Nature of Indirect
    (Instr. 4)                        cisable and      Securities Underlying       sion or      Form of        Beneficial Ownership
                                      Expiration       Derivative Security         Exercise     Derivative     (Instr. 5)
                                      Date             (Instr. 4)                  Price of     Security:
                                      (Month/Day/                                  Deri-        Direct
                                      Year)                                        vative       (D) or
                                   -----------------------------------------       Security     Indirect
                                   Date      Expira-                  Amount                    (I)
                                   Exer-     tion                     or                        (Instr. 5)
                                   cisable   Date            Title    Number
                                                                      of
                                                                      Shares
____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________

 Explanation of Responses:

(1) These securities are directly beneficially owned (as defined in Rule 16a-1(a)(2) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by Chesapeake Corporation ("Chesapeake").

(2) The securities are indirectly beneficially owned (as defined in Rule 16a-1(a)(2) promulgated under the Exchange Act) by Chesapeake by virtue of its ownership of 100% of the capital stock of Sheffield, Inc.

**  Intentional misstatements or omissions of facts constitute Federal Criminal     Chesapeake Corporation                  12/3/99
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                           By: /s/ J. P. Causey Jr.                  Date
                                                                                       ---------------------
Note: File three copies of this Form, one of which must be manually signed. If         Name: J. P. Causey Jr.
      space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                            JOINT FILER INFORMATION
                            -----------------------

Name:     Sheffield, Inc.

Address:  1021 East Cary Street
          Richmond, Virginia 23218-2350

Designated Filer:  Chesapeake Corporation

Issuer and Ticker Symbol:  Shorewood Packaging Corporation (NYSE/"SWD")

Date of Event Requiring Statement:  November 26, 1999


Signature:    SHEFFIELD, INC.


                   /s/ J. P. Causey Jr.
              By:  _________________________________________
                   Name:   J. P. Causey Jr.
                   Title:  Vice President and Secretary